Exhibit 10.22

Summary term sheet governing arrangement of consulting services JMP Fam Holdings performs pursuant to oral agreement

JMP Fam Holdings Inc. is to be paid $10,000 per month, commencing August 1, 2011, for consulting services. Mr. Pollack, a director of CECO Environmental Corp. (“CECO”), performs the services on behalf of JMP Fam Holdings. JMP Fam Holdings performs for CECO strategic advisory services, including the evaluation of financing options, capital structure, and potential acquisitions.

JMP Fam Holdings is engaged as an independent contractor, and is not an employee of the Company for any purpose whatsoever, including without limitation, for purposes relating to taxes, workers’ compensation or workplace safety insurance, payments required by statute or any other withholdings or remittances to any governmental agency or authority. No course of dealing between the parties is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. CECO is interested only in the results obtained by JMP Fam Holdings and JMP Fam Holdings shall have sole control of the manner and means of performing its services to CECO consistent with the policies and practices of CECO and with CECO’s interests and in accordance with all applicable laws, rules and regulations.

The consulting arrangement may be terminated by either party at any time for any reason.